EX 99.1

IDEX Chief Operating Officer Eric Ashleman Named President
February 24, 2020 - LAKE FOREST, ILLINOIS - The IDEX Corporation (NYSE:IEX) Board of Directors voted February 21 to award Chief Operating Officer (COO) Eric Ashleman the additional title of President. The title had been held by Chairman and Chief Executive Officer Andy Silvernail, who retains those two positions.
The addition of the title President reflects Ashleman’s continued development as a senior leader and the impact he has on the organization. Ashleman has been COO for five years, during which time he has been an integral part of the IDEX’s success, including his role in developing the company’s distinct culture, business model and strategy. This decision is part of the Board of Director’s disciplined approach to long-term executive development and succession planning.
“Eric’s leadership and vision have been instrumental to the success of our company. He has been on the forefront of our unique approach to building an extraordinary enterprise that delivers excellence for our customers, shareholders, team, and community,” Silvernail said.
Ashleman and Silvernail have worked together at IDEX for more than a decade and IDEX has thrived under their partnership, posting significant growth in sales, margin, earnings, and return on capital. Since Ashleman became COO in July 2015, Total Shareholder Return for IDEX has increased 138 percent, more than double the return for the S&P 500 over that same period of time.
About IDEX
IDEX is a global fluidics leader serving high growth specialized markets. We are best known for our expertise in highly engineered fluidics systems and components, as well as for our expertise in fire and safety products including the Jaws of Life® family of rescue and recovery tools. Our products touch lives every day. Whether it’s a life-saving rescue operation, dispensing fresh juice to a first grader or fueling aircraft, IDEX is a leader in creating enabling technology used in many of the most common everyday activities. For more information, please visit www.idexcorp.com. IDEX shares are traded on the New York Stock Exchange under the symbol “IEX.”

Investor Contact
IDEX Corporation
William K. Grogan
Senior Vice President and Chief Financial Officer
+1 847-498-7070
wgrogan@idexcorp.com

Media Contact
IDEX Corporation
Mark Spencer
+1 847-457-3793
mdspencer@idexcorp.com